UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2016

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On September 12, 2016, Emmaus Life Sciences, Inc. (“we,” “our,” “Emmaus” or the “company) entered into a letter agreement with KPM Tech Co., Ltd. (“KPM”) and Hanil Vacuum Co., Ltd. (“Hanil”), both Korean-based public companies whose shares are listed on KOSDAQ, a trading board of Korea Exchange in South Korea.  In the letter agreement, the parties agree that KPM and Hanil will purchase by September 30, 2106 $17 million and $3 million, respectively, of shares of our common stock at a price of $4.50 per share.  For our part, we agree to invest $13 million and $1 million in future capital increases by KPM and Hanil, respectively, at prices based upon the trading prices of KPM and Hanil shares on KOSDAQ.  The letter agreement contemplates that KPM and Hanil may purchase additional shares of our common stock in a second transaction to be mutually agreed upon by the parties.

In connection with the letter agreement, KPM and Hanil are expected to enter into our standard form subscription agreement with respect to their purchase of shares which contains customary representations and warranties of the parties.

Pursuant to the terms of a subscription agreement dated as of September 11, 2013 among the company and certain purchasers of shares of our common stock and warrants to purchase shares of our common stock, the purchasers are entitled to participation rights with respect to the sale of shares pursuant to the letter agreement.  To the extent the purchasers exercise their participation rights, we may be obliged to sell to them a specified number of shares of our common stock at the price per share and other terms set forth in the letter agreement.  There can be no assurance that any purchaser will exercise its participation rights or that any shares of our common stock will be issued to any purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016	EMMAUS LIFE SCIENCES, INC.

	By:	/s/ YUTAKA NIIHARA
	Name:	Yutaka Niihara, M.D., M.P.H.
	Title:	Chief Executive Officer